Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, October 12, 2017

COMMERCE BANCSHARES, INC. REPORTS THIRD
QUARTER GROWTH IN EARNINGS PER SHARE OF 9%

Commerce Bancshares, Inc. announced earnings of $.71 per common share for the three months ended September 30, 2017 compared to $.65 per share in the same quarter last year and $.75 per share in the prior quarter. Net income attributable to Commerce Bancshares, Inc. for the third quarter amounted to $74.6 million, compared to $68.5 million in the third quarter of 2016 and $79.0 million in the prior quarter. For the quarter, the return on average assets was 1.19%, the return on average common equity was 11.4%, and the efficiency ratio was 60.4%.

For the nine months ended September 30, 2017, earnings per common share totaled $2.14 compared to $1.93 in 2016, or an increase of 10.9%. Net income attributable to Commerce Bancshares, Inc. for the nine months ended September 30, 2017 increased 10.4% to $225.0 million compared to $203.8 million last year. For the current period year to date, the return on average assets was 1.20%, and the return on average common equity was 11.9%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “Our earnings remained strong this quarter driven by solid expense control and continued low credit losses. Excluding the effects of our inflation bonds, our net interest margin continued to expand this quarter from increased rates on our loan portfolio and stable deposit costs. Our wealth management business continues to post solid results as trust fees grew 11.9% this quarter, compared to the same period last year. Non-interest expense was essentially flat with the prior quarter and was up just 1.8% over the same period last year, driven by lower data processing and other technology costs. Total average loans increased 2.2% annualized this quarter over the prior quarter as growth in average construction and consumer lending was partly offset by a decline in business loans, due to lower line of credit utilization and reduced origination volume.”

Mr. Kemper added, “Capital and liquidity levels continue to be very strong and credit quality remains solid. For the current quarter, net loan charge-offs totaled $10.7 million, down slightly from the prior quarter. This small decline was due to lower credit card net losses and increased recoveries on our commercial loan portfolio, but was offset by increased automobile loan net charge-offs. The ratio of annualized net loan charge-offs to average loans was .31% this quarter compared to .32% last quarter. Non-performing assets increased this quarter to $14.7 million but remain at low levels. During the current quarter, the provision for loan losses matched net loan charge-offs, and the allowance for loan losses amounted to $157.8 million, or 1.15% of period end loans.”

(more)

     Total assets at September 30, 2017 were $25.0 billion, total loans were $13.8 billion, and total deposits were $20.4 billion. During the quarter, the Company paid a common cash dividend of $.225 per share, representing a 5% increase over the rate paid in 2016, and also paid an annualized 6% cash dividend on its preferred stock.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 330 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado.

This financial news release, including management's discussion of third quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended
(Unaudited) (Dollars in thousands, except per share data)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
FINANCIAL SUMMARY
Net interest income	$182,591	$182,807	$171,243	$543,671	$506,847
Non-interest income	122,242	123,084	119,319	362,392	354,913
Total revenue	304,833	305,891	290,562	906,063	861,760
Investment securities gains (losses), net	(3,037)	1,651	(1,965)	(2,158)	(3,704)
Provision for loan losses	10,704	10,758	7,263	32,590	25,918
Non-interest expense	184,572	184,594	181,242	555,996	535,804
Income before taxes	106,520	112,190	100,092	315,319	296,334
Income taxes	32,294	33,201	30,942	90,402	91,854
Non-controlling interest expense (income)	(338)	29	605	(111)	668
Net income attributable to Commerce Bancshares, Inc.	74,564	78,960	68,545	225,028	203,812
Preferred stock dividends	2,250	2,250	2,250	6,750	6,750
Net income available to common shareholders	$72,314	$76,710	$66,295	$218,278	$197,062
Earnings per common share:
Net income — basic	$.71	$.75	$.65	$2.14	$1.94
Net income — diluted	$.71	$.75	$.65	$2.14	$1.93
Effective tax rate	30.22%	29.60%	31.10%	28.66%	31.07%
Tax equivalent net interest income	$190,497	$190,865	$179,115	$568,684	$530,132
Average total interest earning assets (1)	$23,790,684	$23,990,273	$23,150,832	$23,993,876	$23,244,807
Diluted wtd. average shares outstanding	100,934,365	100,898,503	100,452,911	100,867,260	100,478,668

RATIOS
Average loans to deposits (2)	66.96%	65.25%	64.33%	65.53%	63.53%
Return on total average assets	1.19	1.26	1.12	1.20	1.11
Return on average common equity (3)	11.35	12.48	10.97	11.85	11.28
Non-interest income to total revenue	40.10	40.24	41.06	40.00	41.18
Efficiency ratio (4)	60.44	60.24	62.25	61.25	62.04
Net yield on interest earning assets	3.18	3.19	3.08	3.17	3.05

EQUITY SUMMARY
Cash dividends per common share	$.225	$.225	$.214	$.675	$.643
Cash dividends on common stock	$22,906	$22,903	$21,772	$68,722	$65,294
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$6,750	$6,750
Book value per common share (5)	$25.19	$24.44	$23.82
Market value per common share (5)	$57.77	$56.83	$46.91
High market value per common share	$59.24	$57.94	$48.86
Low market value per common share	$51.90	$52.02	$43.56
Common shares outstanding (5)	101,625,459	101,616,435	101,420,849
Tangible common equity to tangible assets (6)	9.72%	9.37%	9.22%
Tier I leverage ratio	10.16%	9.87%	9.58%

OTHER QTD INFORMATION
Number of bank/ATM locations	334	334	340
Full-time equivalent employees	4,811	4,805	4,778

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016
Interest income	$194,244	$193,594	$187,997	$181,498	$179,361	$575,835	$531,554
Interest expense	11,653	10,787	9,724	8,296	8,118	32,164	24,707
Net interest income	182,591	182,807	178,273	173,202	171,243	543,671	506,847
Provision for loan losses	10,704	10,758	11,128	10,400	7,263	32,590	25,918
Net interest income after provision for loan losses	171,887	172,049	167,145	162,802	163,980	511,081	480,929
NON-INTEREST INCOME
Bank card transaction fees	44,521	44,999	43,204	45,338	47,006	132,724	136,541
Trust fees	34,620	33,120	32,014	31,360	30,951	99,754	90,435
Deposit account charges and other fees	22,659	22,861	21,942	22,134	22,241	67,462	64,260
Capital market fees	1,755	2,156	2,342	2,679	2,751	6,253	7,976
Consumer brokerage services	3,679	3,726	3,649	3,409	3,375	11,054	10,375
Loan fees and sales	3,590	4,091	3,168	2,583	3,123	10,849	8,829
Other	11,418	12,131	10,747	11,976	9,872	34,296	36,497
Total non-interest income	122,242	123,084	117,066	119,479	119,319	362,392	354,913
INVESTMENT SECURITIES GAINS (LOSSES), NET	(3,037)	1,651	(772)	3,651	(1,965)	(2,158)	(3,704)
NON-INTEREST EXPENSE
Salaries and employee benefits	111,382	108,829	112,369	108,639	107,004	332,580	318,671
Net occupancy	11,459	11,430	11,443	11,529	12,366	34,332	34,761
Equipment	4,491	4,776	4,609	4,884	4,842	13,876	14,257
Supplies and communication	5,517	5,446	5,709	5,645	5,968	16,672	18,490
Data processing and software	22,700	23,356	23,097	23,390	23,663	69,153	69,332
Marketing	4,676	4,488	3,224	3,431	4,399	12,388	12,601
Deposit insurance	3,479	3,592	3,471	3,443	3,576	10,542	9,884
Other	20,868	22,677	22,908	20,300	19,424	66,453	57,808
Total non-interest expense	184,572	184,594	186,830	181,261	181,242	555,996	535,804
Income before income taxes	106,520	112,190	96,609	104,671	100,092	315,319	296,334
Less income taxes	32,294	33,201	24,907	32,297	30,942	90,402	91,854
Net income	74,226	78,989	71,702	72,374	69,150	224,917	204,480
Less non-controlling interest expense (income)	(338)	29	198	795	605	(111)	668
Net income attributable to Commerce Bancshares, Inc.	74,564	78,960	71,504	71,579	68,545	225,028	203,812
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	6,750	6,750
Net income available to common shareholders	$72,314	$76,710	$69,254	$69,329	$66,295	$218,278	$197,062
Net income per common share — basic	$.71	$.75	$.68	$.68	$.65	$2.14	$1.94
Net income per common share — diluted	$.71	$.75	$.68	$.68	$.65	$2.14	$1.93

OTHER INFORMATION
Return on total average assets	1.19%	1.26%	1.15%	1.14%	1.12%	1.20%	1.11%
Return on average common equity (1)	11.35	12.48	11.74	11.48	10.97	11.85	11.28
Efficiency ratio (2)	60.44	60.24	63.14	61.82	62.25	61.25	62.04
Effective tax rate	30.22	29.60	25.83	31.09	31.10	28.66	31.07
Net yield on interest earning assets	3.18	3.19	3.14	3.03	3.08	3.17	3.05
Tax equivalent net interest income	$190,497	$190,865	$187,322	$181,301	$179,115	$568,684	$530,132

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	September 30, 2017	June 30, 2017	September 30, 2016
ASSETS
Loans
Business	$4,834,037	$4,852,408	$4,770,883
Real estate — construction and land	921,609	848,152	800,545
Real estate — business	2,700,174	2,727,349	2,520,528
Real estate — personal	2,029,302	2,009,203	1,968,005
Consumer	2,113,438	2,038,514	1,972,969
Revolving home equity	391,308	403,387	417,591
Consumer credit card	752,379	740,865	760,022
Overdrafts	3,245	6,714	19,698
Total loans	13,745,492	13,626,592	13,230,241
Allowance for loan losses	(157,832)	(157,832)	(154,532)
Net loans	13,587,660	13,468,760	13,075,709
Loans held for sale	17,337	22,002	9,511
Investment securities:
Available for sale	9,109,287	9,439,701	9,438,871
Trading	24,605	22,291	28,586
Non-marketable	99,268	102,388	108,224
Total investment securities	9,233,160	9,564,380	9,575,681
Federal funds sold and short-term securities purchased under agreements to resell	32,630	16,520	13,415
Long-term securities purchased under agreements to resell	700,000	625,000	725,000
Interest earning deposits with banks	105,422	80,860	56,767
Cash and due from banks	461,724	433,747	396,938
Land, buildings and equipment — net	335,348	334,586	339,196
Goodwill	138,921	138,921	138,921
Other intangible assets — net	7,388	7,002	6,621
Other assets	359,551	387,065	396,709
Total assets	$24,979,141	$25,078,843	$24,734,468
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,536,127	$7,314,506	$7,130,415
Savings, interest checking and money market	11,091,200	11,427,615	11,023,526
Time open and C.D.’s of less than $100,000	657,891	679,668	732,575
Time open and C.D.’s of $100,000 and over	1,158,555	1,403,873	1,279,644
Total deposits	20,443,773	20,825,662	20,166,160
Federal funds purchased and securities sold under agreements to repurchase	1,408,984	1,256,444	1,489,891
Other borrowings	102,553	101,903	101,415
Other liabilities	319,354	266,627	416,189
Total liabilities	22,274,664	22,450,636	22,173,655
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	510,015	510,015	489,862
Capital surplus	1,548,318	1,546,534	1,335,150
Retained earnings	440,261	390,853	515,081
Treasury stock	(9,895)	(10,373)	(50,538)
Accumulated other comprehensive income	67,061	42,070	121,082
Total stockholders’ equity	2,700,544	2,623,883	2,555,421
Non-controlling interest	3,933	4,324	5,392
Total equity	2,704,477	2,628,207	2,560,813
Total liabilities and equity	$24,979,141	$25,078,843	$24,734,468

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
ASSETS:
Loans:
Business	$4,777,222	$4,827,439	$4,906,672	$4,731,405	$4,694,340
Real estate — construction and land	887,596	862,479	828,017	821,048	821,422
Real estate — business	2,710,453	2,701,144	2,645,531	2,559,028	2,432,325
Real estate — personal	2,017,264	2,003,997	2,012,456	1,985,606	1,943,951
Consumer	2,070,398	1,997,761	1,974,894	1,978,154	1,947,956
Revolving home equity	395,212	399,730	405,432	415,429	411,832
Consumer credit card	739,692	731,471	747,783	757,618	750,412
Overdrafts	4,373	4,505	4,185	5,501	4,652
Total loans	13,602,210	13,528,526	13,524,970	13,253,789	13,006,890
Allowance for loan losses	(156,909)	(157,003)	(155,328)	(154,040)	(153,517)
Net loans	13,445,301	13,371,523	13,369,642	13,099,749	12,853,373
Loans held for sale	21,227	18,341	11,972	10,765	26,597
Investment securities:
U.S. government and federal agency obligations	917,808	910,821	913,474	811,524	726,469
Government-sponsored enterprise obligations	456,668	450,362	450,489	445,544	481,573
State and municipal obligations	1,699,365	1,771,674	1,783,103	1,784,407	1,747,794
Mortgage-backed securities	3,718,697	3,708,124	3,760,294	3,656,695	3,366,292
Asset-backed securities	2,025,415	2,335,344	2,359,644	2,417,367	2,340,783
Other marketable securities	327,634	326,398	332,643	333,236	334,747
Unrealized gain on investment securities	116,873	102,935	62,986	155,818	235,169
Total available for sale securities	9,262,460	9,605,658	9,662,633	9,604,591	9,232,827
Trading securities	21,149	21,062	25,165	21,717	18,433
Non-marketable securities	102,995	101,790	100,740	105,420	113,954
Total investment securities	9,386,604	9,728,510	9,788,538	9,731,728	9,365,214
Federal funds sold and short-term securities purchased under agreements to resell	23,807	13,115	9,887	8,336	13,054
Long-term securities purchased under agreements to resell	662,490	665,655	725,001	724,998	766,302
Interest earning deposits with banks	211,219	139,061	207,845	201,367	207,944
Other assets	1,122,230	1,106,528	1,139,402	1,153,982	1,151,549
Total assets	$24,872,878	$25,042,733	$25,252,287	$24,930,925	$24,384,033

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,135,703	$7,065,849	$7,246,698	$7,307,407	$7,096,218
Savings	829,197	831,038	795,695	773,304	778,663
Interest checking and money market	10,387,212	10,667,042	10,603,988	10,512,268	10,210,744
Time open & C.D.’s of less than $100,000	667,710	688,047	705,135	722,775	740,729
Time open & C.D.’s of $100,000 and over	1,326,290	1,510,001	1,671,125	1,333,764	1,435,001
Total deposits	20,346,112	20,761,977	21,022,641	20,649,518	20,261,355
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,500,987	1,363,031	1,356,316	1,284,916	1,163,728
Other borrowings	101,904	105,311	102,011	101,412	102,769
Total borrowings	1,602,891	1,468,342	1,458,327	1,386,328	1,266,497
Other liabilities	251,714	203,139	234,144	346,900	306,306
Total liabilities	22,200,717	22,433,458	22,715,112	22,382,746	21,834,158
Equity	2,672,161	2,609,275	2,537,175	2,548,179	2,549,875
Total liabilities and equity	$24,872,878	$25,042,733	$25,252,287	$24,930,925	$24,384,033

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
ASSETS:
Loans:
Business (1)	3.25%	3.21%	3.02%	2.91%	2.87%
Real estate — construction and land	4.31	4.30	3.85	3.64	3.48
Real estate — business	3.85	3.74	3.63	3.61	3.63
Real estate — personal	3.72	3.72	3.74	3.69	3.73
Consumer	4.02	3.94	3.89	3.85	3.91
Revolving home equity	4.03	3.84	3.64	3.50	3.56
Consumer credit card	12.03	11.90	11.66	11.38	11.56
Overdrafts	—	—	—	—	—
Total loans	4.13	4.06	3.92	3.85	3.86
Loans held for sale	5.36	5.75	6.64	5.77	5.00
Investment securities:
U.S. government and federal agency obligations	1.40	2.52	2.09	2.18	2.43
Government-sponsored enterprise obligations	1.61	1.59	1.58	1.54	2.24
State and municipal obligations (1)	3.57	3.61	3.65	3.57	3.60
Mortgage-backed securities	2.36	2.35	2.38	2.40	2.38
Asset-backed securities	1.82	1.72	1.63	1.52	1.48
Other marketable securities (1)	2.73	2.76	2.82	2.95	2.74
Total available for sale securities	2.35	2.42	2.38	2.36	2.39
Trading securities (1)	2.51	2.70	2.77	2.40	2.42
Non-marketable securities (1)	6.46	11.49	21.08	5.42	10.24
Total investment securities	2.39	2.52	2.58	2.39	2.49
Federal funds sold and short-term securities purchased under agreements to resell	1.30	1.13	.94	.72	.61
Long-term securities purchased under agreements to resell	2.28	2.22	2.12	1.86	1.73
Interest earning deposits with banks	1.24	1.04	.77	.56	.51
Total interest earning assets	3.37	3.37	3.30	3.17	3.22

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.12	.12	.13	.12	.12
Interest checking and money market	.16	.15	.14	.13	.13
Time open & C.D.’s of less than $100,000.40		.39	.37	.37	.37
Time open & C.D.’s of $100,000 and over	.83	.75	.67	.60	.61
Total interest bearing deposits	.24	.23	.21	.19	.20
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.75	.60	.46	.30	.25
Other borrowings	3.53	3.47	3.53	3.54	3.51
Total borrowings	.93	.81	.67	.54	.51
Total interest bearing liabilities	.31%	.29%	.26%	.22%	.22%

Net yield on interest earning assets	3.18%	3.19%	3.14%	3.03%	3.08%
(1) Stated on a tax equivalent basis using a federal income tax rate of 35%.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Nine Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	September 30, 2017	September 30, 2016
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$157,832	$157,832	$155,932	$154,532	$153,832	$155,932	$151,532
Provision for losses	10,704	10,758	11,128	10,400	7,263	32,590	25,918
Net charge-offs (recoveries):
Commercial portfolio:
Business	195	318	97	268	(50)	610	348
Real estate — construction and land	(362)	(207)	(535)	(882)	(2,312)	(1,104)	(2,830)
Real estate — business	(106)	(10)	(39)	97	(106)	(155)	(1,378)
	(273)	101	(477)	(517)	(2,468)	(649)	(3,860)
Personal banking portfolio:
Consumer credit card	7,631	7,750	7,148	6,506	6,356	22,529	18,924
Consumer	3,057	2,642	2,096	2,427	2,240	7,795	6,620
Overdraft	445	292	435	379	434	1,172	960
Real estate — personal	(137)	(131)	19	(38)	(78)	(249)	32
Revolving home equity	(19)	104	7	243	79	92	242
	10,977	10,657	9,705	9,517	9,031	31,339	26,778
Total net loan charge-offs	10,704	10,758	9,228	9,000	6,563	30,690	22,918
Balance at end of period	$157,832	$157,832	$157,832	$155,932	$154,532	$157,832	$154,532

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	.02%	.03%	.01%	.02%	—%	.02%	.01%
Real estate — construction and land	(.16)	(.10)	(.26)	(.43)	(1.12)	(.17)	(.49)
Real estate — business	(.02)	—	(.01)	.02	(.02)	(.01)	(.08)
	(.01)	—	(.02)	(.03)	(.12)	(.01)	(.07)
Personal banking portfolio:
Consumer credit card	4.09	4.25	3.88	3.42	3.37	4.07	3.38
Consumer	.59	.53	.43	.49	.46	.52	.46
Overdraft	40.37	26.00	42.15	27.41	37.11	35.98	28.84
Real estate — personal	(.03)	(.03)	—	(.01)	(.02)	(.02)	—
Revolving home equity	(.02)	.10	.01	.23	.08	.03	.08
	.83	.83	.77	.74	.71	.81	.71
Total	.31%	.32%	.28%	.27%	.20%	.30%	.24%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.11%	.10%	.11%	.11%	.13%
Non-performing assets to total assets	.06	.06	.06	.06	.07
Allowance for loan losses to total loans	1.15	1.16	1.16	1.16	1.17

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$6,821	$6,330	$7,935	$8,682	$8,758
Real estate — construction and land	533	544	585	564	1,310
Real estate — business	2,346	1,833	1,764	1,634	1,920
Real estate — personal	2,863	3,504	3,368	3,403	3,634
Consumer	1,077	1,151	1,151	—	—
Revolving home equity	—	—	—	—	23
Total	13,640	13,362	14,803	14,283	15,645
Foreclosed real estate	1,063	515	387	366	950
Total non-performing assets	$14,703	$13,877	$15,190	$14,649	$16,595
Loans past due 90 days and still accruing interest	$16,464	$14,630	$14,908	$16,396	$16,916
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2017

For the quarter ended September 30, 2017, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $74.6 million, compared to $79.0 million in the previous quarter and $68.5 million in the same quarter last year. Earnings per share totaled $.71 this quarter, or an increase of 9.2% compared to the same period last year. The current quarter included a loss of $5.4 million, or $.03 per share, related to fair value adjustments on the Company’s private equity investments. Quarterly average loans increased $76.6 million over the previous quarter, while average deposits decreased $415.9 million. Compared to the previous quarter, both net interest income and non-interest income decreased slightly. Non-interest expense was flat with the prior quarter, but included expense of $2.5 million related to the contribution of appreciated securities to a foundation, similar to a contribution made in the prior quarter. The provision for loan losses totaled $10.7 million, which was a slight decline from the previous quarter. For the current quarter, the return on total average assets was 1.19%, the return on average common equity was 11.35%, and the efficiency ratio was 60.44%.

Balance Sheet Review
During the 3rd quarter of 2017, average loans totaled $13.6 billion, up 2.2% (annualized) over the prior quarter, and grew $590.0 million, or 4.5%, over the same period last year. Compared to the previous quarter, average consumer and construction loans grew $72.6 million and $25.1 million, respectively. Together, business real estate and personal real estate loans increased a combined $22.6 million, while business loans declined $50.2 million. The increase in consumer loans was mainly due to seasonal growth in auto lending coupled with growth in patient health care and private banking lending activities. Construction loans grew 11.6% (annualized) this quarter as advances on existing projects and new lending continued. The decline in business loans continues to result mainly from lower line utilization and lower loan originations than earlier in the year. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $64.1 million, compared to $54.7 million in the prior quarter.

During the 3rd quarter of 2017, total average available for sale investment securities decreased $343.2 million to $9.3 billion, at fair value. The decline in investment securities was mainly the result of lower average balances of asset-backed and municipal securities, due to sales and maturities of these securities that were not re-invested. Purchases of securities this quarter totaled $476.1 million and were offset by sales, maturities and pay downs of $835.8 million. Current quarter purchases consisted mainly of mortgage-backed securities. At September 30, 2017, the duration of the investment portfolio was 3.0 years, and maturities and pay downs of approximately $1.5 billion are expected to occur during the next 12 months.

Total average deposits decreased $415.9 million, or 7.9% (annualized), this quarter compared to the previous quarter. The decrease in average deposits resulted mainly from a decline in certificates of deposit (decrease of $204.0 million), money market (decrease of $239.4 million), personal demand (decrease of $35.2 million), and interest checking (decrease of $40.4 million) accounts. These declines were offset by growth in business demand deposits of $111.4 million. Compared to the previous quarter, total average consumer, commercial and private banking deposits decreased $111.0 million, $181.0 million and $155.7 million, respectively. The average loans to deposits ratio was

67.0% in the current quarter and 65.2% in the prior quarter. The Company’s average borrowings totaled $1.6 billion, an increase of $134.5 million over the prior quarter’s balance mostly due to higher repurchase agreement balances.

Net Interest Income
Net interest income (tax equivalent) in the 3rd quarter of 2017 amounted to $190.5 million compared with $190.9 million in the previous quarter. Net interest income (tax equivalent) for the current quarter increased $11.4 million, or 6.4%, compared to the 3rd quarter of last year. During the current quarter, the net yield on earning assets (tax equivalent) was 3.18%, compared with 3.19% in the previous quarter and 3.08% in the same period last year. The slight decline in net interest income (tax equivalent) in the current quarter compared to the prior quarter was due mainly to lower inflation income of $2.4 million on the Company’s treasury inflation-protected securities (TIPS). Excluding the effects of inflation income on both quarters, the net interest margin would have increased 3 basis points.

Compared to the previous quarter, interest on loans (tax equivalent) increased $4.6 million, as a result of higher loan yields on most loan products coupled with higher balances, primarily on consumer, personal real estate, credit card and construction loans. Overall, the average yield on the loan portfolio increased 7 basis points this quarter to 4.13%, compared to 4.06% in the previous quarter.

Interest on investment securities (tax equivalent) declined $4.6 million from the previous quarter, partly due to lower inflation income mentioned above, but also due to lower average balances of municipal and asset-backed securities. Additionally, interest on private equity investments declined $1.3 million this quarter due to large non-recurring payments received in the prior quarter. The adjustment for premium amortization expense on changing prepayment speeds for mortgage-backed securities increased interest income $635 thousand this quarter, due to higher interest rates. Total inflation income on TIPS totaled $447 thousand in the current quarter and $2.9 million in the previous quarter. The yield on total investment securities was 2.39% in the current quarter compared to 2.52% in the prior quarter.

Interest costs on deposits remained low as the cost of interest bearing deposits totaled 24 basis points compared with 23 basis points in the prior quarter. Interest expense on deposits increased $63 thousand this quarter compared with the previous quarter due mainly to higher rates on certificates of deposit (CD’s) and money market accounts, but offset by lower average balances in the same categories. Borrowing costs increased $803 thousand this quarter mostly due to higher rates paid on customer repurchase agreements. Overall rates paid on interest-bearing liabilities increased 2 basis points to .31% this quarter.

Non-Interest Income
In the 3rd quarter of 2017, total non-interest income amounted to $122.2 million, an increase of $2.9 million, or 2.4%, compared to the same period last year. Also, current quarter non-interest income decreased slightly compared to the previous quarter. The increase in non-interest income over the same period last year was mainly due to growth in trust, deposit, swap and loan fee income but was offset by lower bank card and capital market fee income.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2017

Total bank card fees in the current quarter declined $2.5 million from the same period last year and decreased $478 thousand compared to the prior quarter. The decrease from the same period last year was mainly the result of a decline in merchant fees of $1.2 million, coupled with a decline in corporate card fees of $1.5 million. The decline in merchant fees from the previous year resulted from the loss of several large customers over the last twelve months, while lower corporate card fees resulted from reduced margins earned on corporate card sales transactions compared to the same period last year. Total bank card fees this quarter were comprised of fees on corporate card ($22.6 million), debit card ($10.0 million), merchant ($5.6 million) and credit card ($6.4 million) transactions.

In the current quarter, trust fees increased $3.7 million, or 11.9%, over the same period last year, resulting mainly from growth in private client customer fee income. Compared to the same period last year, deposit account fees increased $418 thousand, or 1.9%, as a result of growth in deposit and overdraft fees, partially offset by lower corporate cash management fees.

During the 3rd quarter of 2017, loan fees and sales grew 15.0% over the same quarter in the previous year to $3.6 million, due to higher mortgage banking revenue related to the Company’s fixed rate residential mortgage sale program. Also, fees from consumer brokerage services increased 9.0%, while fees from swaps, letters of credit and foreign exchange (all included in other non-interest income) increased a combined $967 thousand. Capital market fees declined $966 thousand, due to lower trading securities income. Non-interest income comprised 40.1% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities losses of $3.0 million this quarter, compared with net gains of $1.7 million last quarter and net losses of $2.0 million in the same period last year. Net losses in the current quarter resulted mainly from unrealized fair value adjustments of $5.2 million to the Company’s private equity investment portfolio, but were offset by a gain of $2.4 million related to the Company’s contribution of appreciated securities mentioned above. This gain was offset by contribution expense of $2.5 million.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $184.6 million compared to $181.2 million in the same period last year, an increase of 1.8%, and was essentially flat with the prior quarter. The increase over the same period last year was mainly due to higher costs for salaries and benefits and the contribution of appreciated securities (expense of $2.5 million this quarter), but was offset by lower operating costs such as occupancy, data processing, and supplies and communication. During the quarter the Company negotiated a new bank card processing agreement, which lowered processing costs in the current quarter by approximately $1.2 million. Excluding the contribution of appreciated securities, non-interest expense grew .5% over amounts recorded in the same period last year.

Compared to the 3rd quarter of last year, salaries and benefits expense increased $4.4 million, or 4.1%. Salaries expense grew 5.9%, mainly due to higher full-time salaries and incentive compensation costs. Benefits expense totaled $15.6 million, reflecting a decline of 5.8%, mostly on lower medical costs.

Growth in total salaries expense compared to the previous year resulted mainly from increased staffing costs in consumer and commercial banking, wealth, and information technology business units. Full-time equivalent employees totaled 4,811 and 4,778 at September 30, 2017 and 2016, respectively.

The decline in occupancy costs of 7.3% was due to lower rent expense on leased properties during the 3rd quarter of 2017 and demolition costs for a branch facility during the 3rd quarter of 2016, which did not recur this quarter. The decline in data processing costs resulted mainly from the new bankcard processing agreement which went into effect this quarter, while supplies and communication costs declined due to lower issuance costs for credit and debit cards. Additionally, equipment and deposit insurance expense declined a combined $448 thousand in the 3rd quarter of 2017 compared to the same period in 2016. The donation of appreciated securities to a foundation was similar to the donation made in the prior quarter and increased other non-interest expense, but resulted in a pre-tax loss of $110 thousand (due to a related offsetting securities gain) and tax benefits of $963 thousand. The Company will consider this strategy again in the 4th quarter of this year.

Income Taxes
The effective tax rate for the Company was 30.2% in the current quarter, 29.6% in the previous quarter, and 31.1% in the 3rd quarter of 2016.

Credit Quality
Net loan charge-offs in the 3rd quarter of 2017 amounted to $10.7 million, compared to $10.8 million in the prior quarter and $6.6 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .31% in the current quarter compared to .32% in the previous quarter and .20% in the 3rd quarter of last year. During the 3rd quarter of 2017, the Company recorded net recoveries on commercial loans of $273 thousand, compared to net loan charge-offs of $101 thousand in the prior quarter. Net loan charge-offs on personal banking loans totaled $11.0 million in the current quarter and $10.7 million in the previous quarter.

In the 3rd quarter of 2017, annualized net loan charge-offs on average consumer credit card loans were 4.09%, compared to 4.25% in the previous quarter and 3.37% in the same period last year. Consumer loan net charge-offs were .59% of average consumer loans in the current quarter, .53% in the prior quarter and .46% in the same quarter last year. This quarter, the provision for loan losses equaled net loan charge-offs, and at September 30, 2017, the allowance totaled $157.8 million, or 1.15% of total loans.

At September 30, 2017, total non-performing assets amounted to $14.7 million, an increase of $826 thousand over the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($13.6 million and $1.1 million, respectively). At September 30, 2017, the balance of non-accrual loans, which represented .10% of loans outstanding, included business loans of $6.8 million, business real estate loans of $2.3 million, personal real estate loans of $2.9 million and consumer loans of $1.1 million. Loans more than 90 days past due and still accruing interest totaled $16.5 million at September 30, 2017.

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2017

Other
During the 3rd quarter of 2017, the Company paid a cash dividend of $.225 per common share and also paid a cash dividend of $2.3 million on its preferred stock. The Company purchased 11,982 shares of treasury stock during the current quarter at an average price of $57.75.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.